Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

FIRST QUARTER 2006 RESULTS

- Income from Continuing Operations of $0.15 Per Diluted Share -

- Order Intake of $105.0 Million -

Irvine, California – April 26, 2006 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its first quarter ended April 1, 2006, and provided guidance regarding its expected performance in the second quarter of 2006.

All statements in this press release refer to continuing operations unless otherwise indicated.

Newport reported income from continuing operations in the first quarter of $6.3 million, or $0.15 per diluted share, a 28% increase over the prior year’s first quarter level. Sales in the first quarter of 2006 totaled $103.2 million, an increase of 5.1% over the $98.2 million recorded in the first quarter of 2005. New orders received in the quarter totaled $105.0 million, an increase of 2.5% over the $102.4 million recorded in the first quarter of 2005. These orders resulted in a book-to-bill ratio of 1.02.

Robert G. Deuster, chairman and chief executive officer, said, “As we expected, strong sales to our customers in the microelectronics and life and health sciences markets helped to offset the normal seasonal slowness in the scientific research market in the first quarter. More importantly, with our increased backlog and our expectation of higher order intake in the second quarter, we believe that we are well positioned to deliver strong results for the remainder of the year. We are pleased that the momentum we built in our business in 2005 has continued into the first quarter of 2006.”

First quarter 2006 sales to customers in the scientific research and aerospace, defense and security markets totaled $36.4 million and represented approximately 35% of total sales. New orders received from customers in these markets in the first quarter were $33.2 million, or approximately 32% of total new orders. First quarter 2006 sales and orders in these markets were both lower than the fourth quarter levels, consistent with the typical seasonal pattern.

First quarter 2006 sales to customers in the microelectronics market, which includes semiconductor capital equipment customers, were $32.8 million, or approximately 32% of total sales. New orders received from customers in this market in the first quarter totaled $37.4 million, or approximately 35% of total new orders. Deuster noted, “Orders from microelectronics customers increased over 11% in the first quarter compared with the fourth quarter of 2005. This increase follows the 24% increase in microelectronics orders in the fourth quarter of 2005 versus the third quarter of 2005. We expect this market to remain strong in the second quarter, and believe that a continued robust activity level in this market will be a key factor in our ability to deliver our expected sales growth throughout the remainder of 2006.”

Sales to customers in the life and health sciences market in the first quarter of 2006 were $16.5 million, or approximately 16% of total sales. New orders from customers in this market in the first quarter of 2006 were $15.4 million, or approximately 15% of total new orders.

Sales to customers in industrial and all other end markets in the first quarter of 2006 totaled $17.5 million, or approximately 17% of total sales. New orders from customers in these markets in the first quarter of 2006 were $19.0 million, or approximately 18% of total new orders.

The company’s gross profit for the first quarter of 2006 was $43.4 million, or 42.1% of net sales, compared with $40.3 million, or 41.0% of net sales, in the first quarter of 2005.

Selling, general and administrative (SG&A) expenses for the first quarter of 2006 were $26.5 million, or 25.7% of net sales, compared with $25.1 million, or 25.6% of net sales, in the first quarter of 2005. The increase in absolute dollars was due primarily to the inclusion of approximately $1.0 million of non-cash expense related to stock options, which the company began expensing due to its adoption of SFAS No. 123R effective January 1, 2006. Despite this incremental expense, SG&A expenses as a percentage of sales remained relatively constant between the first quarter of 2006 and the first quarter of 2005.

Research and development (R&D) expense for the first quarter of 2006 was $9.9 million, or 9.6% of net sales, compared with $8.7 million, or 8.9% of net sales, in the first quarter of

2005. Deuster noted, “We increased our investment in R&D by 14% on a year-over-year basis. We believe this investment is critical to driving continued intrinsic revenue growth through the introduction of new products.”

Interest and other expense, net, totaled $0.6 million in the first quarter of 2006, compared with $0.4 million in the first quarter of 2005.

The company’s effective tax rate in the first quarter of 2006 was approximately 0.2%, compared with the 18.0% rate in the first quarter of 2005. In the first quarter of 2006, the company’s income tax expense, which typically covers some minimum required state and foreign tax payments, was almost fully offset by an adjustment to certain income tax contingency reserves that are no longer considered necessary.

In the first quarter of 2006, the company finalized the loss on the sale of its robotic systems operations business, which it sold in December 2005, resulting in a loss from discontinued operations, net of income taxes, of $0.7 million, or $0.01 per diluted share. Including this loss, the company reported net income for the first quarter of 2006 of $5.7 million, or $0.14 per diluted share.

Newport’s cash, cash equivalents and marketable securities at the end of the first quarter of 2006 totaled $77.0 million, reflecting an increase of $6.0 million during the quarter. The increase in cash during the quarter resulted from strong earnings and cash received from employee stock option exercises, which offset the cash paid for year-end accrued liabilities and capital expenditures.

The company also noted that it has commenced a program to implement SAP as its global information system platform. Deuster commented: “Our integrated operations will benefit greatly from the global system capabilities of SAP, which will serve as a catalyst for our adoption of best business practices company-wide and will enable us to manage our business and serve our customers even more effectively and efficiently on a global basis. Our implementation is proceeding well and is on track to replace the many legacy systems we have today.” In the first quarter of 2006, the company spent approximately $3 million on this initiative, substantially all of which was capitalized in accordance with generally accepted accounting principles. The company expects that the full implementation will take approximately two years to complete and will require a total of approximately $15 million in capital expenditures.

SECOND QUARTER 2006 BUSINESS OUTLOOK

The following statements are based on current expectations of the company’s management based on available information. These statements are forward-looking and actual results may differ materially as a result of the factors more specifically referenced below under the caption “SAFE HARBOR STATEMENT.”

Sales for the second quarter of 2006 are expected to be in the range of $106 million to $109 million. The company expects its sales to customers in the microelectronics market to increase over the first quarter level due to its strong backlog in this market and its expectation of continued strength in the second quarter. Sales to customers in the scientific research market are expected to increase over the seasonally slow first quarter level. Sales to customers in the life and health sciences market are expected to remain approximately flat in the second quarter of 2006 compared with the first quarter level.

The company also noted that it expects strong orders growth from several markets in the second quarter of 2006. Total orders are expected to increase approximately 10% in the second quarter of 2006 compared with the first quarter of 2006 and increase approximately 14% compared with the second quarter of 2005.

Gross margin for the second quarter of 2006 is expected to be approximately 43% to 44%, depending on the actual sales level and the mix of product sales.

SG&A expenses in the second quarter of 2006 are expected to be slightly higher compared with the first quarter of 2006, due primarily to higher non-cash stock compensation expense resulting from new grants expected to be made in the second quarter. Including this expense, total SG&A expenses are expected to be in the range of $27 million to $28 million for the second quarter of 2006.

R&D expenses are expected to be in the range of $10.5 million to $11.0 million for the second quarter of 2006.

The company expects to incur interest and other expense, net, of approximately $0.5 million in the second quarter of 2006.

The company expects its income tax rate to be approximately 14% to 16% in the second quarter of 2006, due primarily to certain state minimum taxes and taxes in certain foreign jurisdictions. The company does not expect the tax benefit it experienced in the first quarter of 2006 from the adjustment to certain income tax contingency reserves to recur in the second quarter.

The company expects its number of diluted common shares outstanding for the second quarter of 2006 to be in the range of 42.0 million to 42.5 million.

Based on the factors noted above, the company expects earnings per share in the second quarter of 2006 to be in the range of $0.15 to $0.18.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to the scientific research, microelectronics, life and health sciences, aerospace and defense/security, and general industrial markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, biomedical instrumentation and medical devices, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision systems, components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, precision automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, senior vice president, chief financial officer and treasurer, will host an investor conference call today, April 26, 2006, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s first quarter results and outlook for the second quarter and full year of 2006. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing (800) 310-6649 within the U.S. and Canada or (719) 457-2693 from abroad. The Webcast will be archived on both Web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on April 26, 2006, through midnight Eastern time on Tuesday, May 2, 2006. The replay confirmation code is 8345683.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation the statements under the heading “Second Quarter 2006 Business Outlook” regarding Newport’s expected sales, orders, gross margin, operating expenses, interest and other expense, net, income tax rate, number of diluted common shares and earnings per share for the second quarter of 2006 and the statements made by Robert G. Deuster and the company regarding the company’s expected second quarter 2006 order intake, shipments of backlog, overall sales and profit growth potential, potential sales growth in the microelectronics market, future R&D spending levels and potential revenue from new products, and the anticipated benefits, cost and implementation period of SAP that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2005, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Newport Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	April 1, 2006	April 2, 2005
Net sales	$103,186	$98,230
Cost of sales	59,742	57,911

Gross profit	43,444	40,319
Selling, general and administrative expense	26,544	25,111
Research and development expense	9,936	8,727

Operating income	6,964	6,481
Interest and other expense, net	(624)	(438)

Income from continuing operations before income taxes	6,340	6,043
Income tax provision	10	1,086

Income from continuing operations	6,330	4,957
Loss from discontinued operations, net of income taxes	(652)	(3,359)
Extraordinary gain on settlement of litigation	—	2,891

Net income	$5,678	$4,489

Basic income (loss) per share:
Income from continuing operations	$0.16	$0.12
Loss from discontinued operations	(0.02)	(0.09)
Extraordinary gain on settlement of litigation	—	0.07

Net income	$0.14	$0.10

Diluted income (loss) per share:
Income from continuing operations	$0.15	$0.11
Loss from discontinued operations	(0.01)	(0.08)
Extraordinary gain on settlement of litigation	—	0.07

Net income	$0.14	$0.10

Shares used in computation of income per share:
Basic	40,290	42,894
Diluted	42,038	44,384
Other operating data:
New orders received during the period	$104,971	$102,411
Backlog at end of period scheduled to ship within 12 months	$109,198	$105,172

Newport Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	April 1, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$37,555	$30,112
Marketable securities	39,418	40,910
Accounts receivable, net	75,186	75,222
Notes receivable, net	3,648	5,170
Inventories	76,180	75,504
Deferred income taxes	2,080	2,077
Prepaid expenses and other current assets	8,426	8,405

Total current assets	242,493	237,400
Property and equipment, net	52,516	50,424
Goodwill	173,440	173,440
Deferred income taxes	925	927
Intangible assets, net	49,871	50,840
Investments and other assets	15,668	16,375

	$534,913	$529,406

Liabilities and stockholders’ equity
Current liabilities:
Short-term obligations	$11,364	$12,559
Accounts payable	24,868	24,604
Accrued payroll and related expenses	19,073	21,252
Accrued expenses and other current liabilities	26,256	27,468
Accrued restructuring costs	798	1,122
Obligations under capital leases	79	77

Total current liabilities	82,438	87,082
Long-term debt	50,172	49,996
Obligations under capital leases, less current portion	1,300	1,299
Accrued pension, restructuring costs and other liabilities	14,370	14,446
Stockholders’ equity	386,633	376,583

	$534,913	$529,406